EXHIBIT 1

JOINT FILING AGREEMENT

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by either or all of us will be filed, on behalf of each of us.

Date: October 6, 2023	PALO ALTO CLEAN TECH HOLDING LIMITED

	By:	/s/ Xiaofeng Peng
Name: Xiaofeng Peng Title: Director

/s/ Xiaofeng Peng
XIAOFENG PENG